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                                                                     EXHIBIT 14


                        LAZARE KAPLAN INTERNATIONAL INC.

 CODE OF CONDUCT FOR THE PRESIDENT AND SENIOR FINANCIAL OFFICERS OF THE COMPANY

                              ADOPTED MAY 28, 2004

INTRODUCTION

         Lazare Kaplan International Inc. (the "Company") has a long-standing commitment to conducting its business in accordance with applicable laws, rules and regulations and in accordance with the highest ethical standards and has adopted these standards as corporate policy. This Code of Conduct is established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, which requires that the Company establish a code of ethics to apply to the Company's principal executive officer and certain of the Company's senior financial officers, including but not limited to, the Company's principal financial officer, controller, principal accounting officer, or persons performing similar functions (the "406 Officers").

         All 406 Officers are expected to conduct their activities and the operations for which they are responsible in accordance with such standards. No single code can cover the many circumstances and situations that may raise ethical considerations or affect the conduct of the Company in a proper and lawful manner. Each 406 Officer is expected to be aware of and sensitive to ethical considerations and the consequences of their actions on the Company, its reputation and its continuing business and public relationships. These include the consequences of the failure to meet ethical standards, in appearance as well as in fact.

         This Code of Conduct has been prepared to serve as a general guide on ethical business conduct and your responsibilities to the Company. It highlights several specific policies and laws of which you must be aware in conducting our business activities. We do not expect you to become a legal expert as a result of reading this policy statement; the examples included do not represent every instance where a policy or the law applies. We do expect you to read and ensure that you understand our Code of Conduct, are generally aware of the legal standards and restrictions applicable to your assigned duties and responsibilities and recognize sensitive issues. Most importantly, we expect you to seek advice when necessary. Failure to comply with this Code of Conduct will be cause for disciplinary action or termination of employment.

         Please review this Code of Conduct and continue to refer to it as you conduct your daily business affairs.

         If you have questions about the laws governing your activities on behalf of the Company, talk to the Administrator (as defined in this Code). It is your responsibility to be informed about, and to comply with, this Code of Conduct. If you suspect any activity or conduct to be in violation of the law or this Code, you should report the circumstances to the Administrator.





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ETHICAL STANDARDS OF CONDUCT FOR 406 OFFICERS

         The 406 Officers shall use their best efforts to follow the accounting rules and controls set forth by the SEC and the Financial Accounting Standards Board and the obligations set forth in the Sarbanes-Oxley Act of 2002.

         The 406 Officer shall, when required, use their best efforts to provide full, fair, accurate, timely and understandable disclosure in the periodic reports that the Company is required to file. Accordingly, all account books, budgets, project evaluations, expense accounts and other papers utilized in maintaining business records must accurately report the matters to which they relate.

         All assets and liabilities of the Company must be carefully and properly set forth in the Company's financial records. The Company's outside accountants (independent auditors) must be given full access to all information of the Company necessary for them to properly conduct any audit of the Company or any subsidiary or division of the Company.

         No 406 Officer shall knowingly conceal a material mistake in the Company's financial reporting. All such mistakes must be fully disclosed and corrected as promptly as possible. Falsification of any Company record is strictly prohibited.

         No 406 Officer may request or be granted a loan or payroll advance from the Company that is prohibited by the Sarbanes-Oxley Act.

         All 406 Officers shall use their best efforts to comply with all applicable securities laws and the Company's policy prohibiting insider trading.

         The 406 Officers shall use their best efforts to strive to apply high ethical, moral and legal principles in every aspect of their business dealings with other employees, the public, the business community, stockholders, customers, suppliers and governmental and regulatory authorities.

         All 406 Officers shall use their best efforts to avoid any activities that would involve the Company in any practice that is not in compliance with this Code of Conduct. Any 406 Officer who does not adhere to such standards and restrictions is acting outside the scope of his or her employment.

         The Company will not excuse any violation of this Code of Conduct by a 406 Officer even if the violation was specifically requested or directed by another 406 Officer.

         Only the Board of Directors or the Audit Committee of the Board can authorize a waiver of this Code of Conduct for 406 Officers as more fully described below under "Administration of this Code of Conduct."

         Each 406 Officer must alert the Board or the Audit Committee whenever such 406 Officer discovers an illegal, dishonest, or unethical act. No 406 Officer will be

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penalized by the Company for reporting his or her discovery of such acts or for reporting suspicions of such acts provided that such 406 Officer is not a party to or responsible (alone or with others) for such acts.

ADMINISTRATION OF THIS CODE OF CONDUCT

This Code of Conduct shall be administered as follows:

     1.   Responsibility for Administration

     The Board, or the Audit Committee to the extent empowered by the Board, (the "Administrator") shall be responsible for interpreting and administering this Code of Conduct for the 406 Officers. In discharging its responsibilities, the Administrator may engage such agents and advisors as it shall deem necessary or desirable, including but not limited to attorneys and accountants.

     2.   Scope of this Code of Conduct

     The Administrator shall periodically, in light of the experience of the Company, review this Code of Conduct. As it deems necessary, the Audit Committee shall make recommendations to the Board to ensure that (i) this Code of Conduct conforms to applicable law, (ii) this Code of Conduct meets or exceeds industry standards, and (iii) any weaknesses in this Code of Conduct or any other policy of the Company which are revealed through monitoring, auditing, and reporting systems are eliminated or corrected.

     3.   Waiver or Amendment of this Code of Conduct

     The Administrator may grant a specific, limited waiver of any provision of this Code of Conduct if the Administrator determines, based on information that the Administrator deems credible and persuasive, that such a limited waiver is appropriate under the specific circumstances (and each fact situation will be a separate case). If the Administrator waives any provision of this Code of Conduct, then the Company shall make a disclosure of such waiver in a manner required by applicable law. This Code of Conduct may be amended only by the Board.

     4.   Monitoring and Auditing

     The information developed by the Company's independent accountants in performing their audit engagement on behalf of the Company and by the Company's internal auditors in the performance of their assigned responsibilities shall be made available to the Administrator as a means of monitoring compliance with this Code of Conduct.

     5.   Reporting Systems

     Any suspected violation of this Code of Conduct shall be promptly reported to the

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     Administrator.

     6.   Investigation of Violations

     If the Administrator receives information regarding an alleged violation of this Code of Conduct, then the Administrator shall:

     (1) evaluate such information as to gravity and credibility;

     (2) if necessary, initiate an informal inquiry or a formal investigation with respect thereto;

     (3) if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

     (4) if appropriate, make the results of such inquiry or investigation available to the public (including disciplinary action); and

     (5) if appropriate, recommend changes to this Code of Conduct that the Administrator deems necessary or desirable to prevent similar violations of this Code of Conduct.

     7.   Disciplinary Measures

     The Administrator shall enforce this Code of Conduct through appropriate disciplinary actions. The Administrator shall determine whether violations of this Code of Conduct have occurred and, if so, shall determine the disciplinary actions to be taken against any individual who has violated this Code of Conduct.

     The disciplinary actions available to the Administrator include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

     The jurisdiction of the Administrator shall include, in addition to the individual that violated this Code of Conduct, any other employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation and (ii) persons who were requested to divulge or possess information about a suspected violation of this Code of Conduct, but withheld material information regarding a suspected violation.


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                                 ACKNOWLEDGMENT

         By signing below you will acknowledge that you have read and understood the Company's Code of Conduct and that you further understand that your conduct as an executive officer of the Company must comply with the principles and policies set forth herein.



Signature:________________________________________

Date:_____________________________________________





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